Exhibit 10.25

Amendment No. 1
to the
2002 Equity Incentive Plan

The last sentence of Section 11(p) of the 2002 Equity Incentive Plan (the “Plan”) is hereby amended to read as follows:

Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan; provided, however, that no Awards may be granted under the Plan on a date that is more than ten years from the date the Plan was last approved by shareholders.

Date of Adoption by the Board of Directors – February 6, 2002
Date of Approval of Shareholders – April 22, 2002
Date of Amendment by Stock Option Committee – March 9, 2004